UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Magnum Hunter Resources Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAGNUM HUNTER RESOURCES CORPORATION
777 Post Oak Blvd, Suite 910
Houston, Texas 77056
(832) 369-6986

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 27, 2010

This proxy statement supplement, dated October 15, 2010, supplements the proxy statement (which we refer to as the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 3, 2010 relating to the annual meeting of stockholders of Magnum Hunter Resources Corporation (“Magnum Hunter”) to be held on Wednesday, October 27, 2010 at 3:00 p.m., local time, at the Omni Hotels & Resorts, Colonnad Ball Room, Four Riverway, Houston, Texas  77056. The purpose of this supplement is (i) to provide information about the retention of a proxy solicitor by Magnum Hunter and (ii) to correct certain statements in the Proxy Statement with respect to broker discretion regarding Proposal III (regarding the increase of Magnum Hunter’s authorized number of shares of common stock to 150,000,000 shares). Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. This supplement (this “Supplement”) revises the Proxy Statement and should be read in conjunction with it. All capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

Proxy Solicitations and Cost

We have retained D.F. King & Co., Inc. (“DF King”) to solicit proxies with respect to the Annual Meeting. We will pay DF King a fee of up to $10,000, plus reasonable expenses, for these services. We will pay the cost of preparing, mailing and soliciting proxies, including assembly, printing and mailing of the Proxy Statement and any proxy statement supplement, including this Supplement, and any additional information furnished to stockholders. We may reimburse banks, brokerage houses, fiduciaries and custodians for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners.

Amendment Regarding Proposal III

In the Proxy Statement, Proposal III (regarding the increase of Magnum Hunter’s authorized number of shares of common stock to 150,000,000 shares) was erroneously described as a “non-routine” matter on which banks, brokers and other nominees are not permitted to vote without stockholder instruction. In order to clarify the status of Proposal III as a routine matter on which banks, brokers and other nominees are permitted to vote without stockholder instruction, the question “What is a broker non-vote?” on page 7 of the Proxy Statement is hereby modified as follows:

What is a broker non-vote?

Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (2) the bank, broker or other nominee lacks discretionary voting power to vote such shares.  A bank, broker or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

Under applicable rules, Proposals I, II, ~~III,~~ IV, and V are considered “non-routine” matters which banks, brokers and other nominees are not allowed to vote unless they have received voting instructions from the beneficial owners of such shares. The proposal to increase the Company’s authorized shares of Common Stock to One Hundred Fifty Million (150,000,000) (Proposal III) and the proposal to ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal VI) ~~is~~are considered ~~a~~ routine ~~matter~~matters on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on ~~Proposal VI~~the proposals. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to ~~Proposal~~Proposals III and VI. Accordingly, no broker non-votes are expected to exist in connection with Proposals III and VI.

Important Information

Magnum Hunter advises its stockholders to read the Proxy Statement, as amended and supplemented by this Supplement, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that Magnum Hunter files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Magnum Hunter by directing a request to Investor Relations, Magnum Hunter Resources Corporation, 777 Post Oak Boulevard, Suite 910, Houston, Texas 77056; telephone: (832) 369-6986 or to DF King at (888) 887-1266.